Exhibit 99.1

Intrepid Potash Announces Debt Waiver Extension and Amendment

DENVER; September 30, 2016 - Intrepid Potash Inc. (NYSE: IPI) today announced that is has obtained an extension to its previous waiver of certain covenants under its senior notes until October 31, 2016.  The previous waiver was to expire on September 30, 2016.

“The extension of the waiver is intended to provide additional time to complete definitive documentation for the revised note terms as well as the terms of the previously announced alternative credit facility,” said Bob Jornayvaz, Intrepid’s Executive Chairman, President and CEO.  “These negotiations have been impacted by the complexity of the numerous constituents involved and the evolving nature of the current potash and langbeinite markets. We continue to negotiate for the benefit of all parties involved and remain grateful to our note holders for their continued active engagement in this process as we work towards a definitive resolution.”

In connection with the waiver and amendment, on October 3, 2016, Intrepid is required to pay the noteholders $15.8 million, consisting of a $15 million principal payment and a $0.8 million negotiated make-whole payment resulting from early retirement of the notes.

In July, Intrepid announced that it received a commitment from a third party lender for a new credit facility, subject to various conditions, and that commitment remains in place.  Intrepid’s previous credit facility, which had a borrowing capacity of $1 million to be used only for letters of credit, expired in accordance with its terms on September 30, 2016.

Intrepid can make no assurance that the definitive documentation relating to the senior notes and new credit facility will be entered into by October 31, 2016 or at all.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015.  Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed.  Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash.  After the idling of its West mine in July 2016, Intrepid’s production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab.  Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events.  The forward-looking statements in this document relate to, among other things, statements about the timing and results of negotiations relating to the Company’s debt agreements.  These statements are based on assumptions that the Company believes are reasonable.  Forward-looking statements, by their nature, address matters that are uncertain.  The particular uncertainties that could cause Intrepid’s actual results to be materially different from its forward-looking statements include the following:

•                  the Company’s ability to enter into acceptable definitive documentation of its agreements relating to the senior notes and new credit facility by October 31, 2016, or at all;

•                  the Company’s ability to successfully adapt to its new business model after the idling of the West facility and the transition of the East facility to Trio®-only production;

•                  the Company’s ability to comply with covenants under its note purchase agreement, as amended,  to avoid a default under the notes;

•                  the Company’s ability to come to an agreement with its current and potential future lenders on definitive terms for its debt-related agreements going forward;

•                  the Company’s ability to secure an alternative credit facility to provide for short-term liquidity needs;

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite;

•                  adverse impacts to the Company’s business as a result of its independent auditor having expressed substantial doubt as to the Company’s ability to continue as a going concern due to the existence of a material uncertainty;

•                  the costs of, and the Company’s ability to successfully construct, commission, and execute, any of its strategic projects;

•                  declines or changes in agricultural production or fertilizer application rates;

•                  write-downs of the carrying value of the Company’s assets, including inventories;

•                  circumstances that disrupt or limit the Company’s production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•                  changes in the Company’s reserve estimates;

•                  currency fluctuations;

•                  adverse changes in economic conditions or credit markets;

•                  the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•                  adverse weather events, including events affecting precipitation and evaporation rates at the Company’s solar solution mines;

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•                  changes in the prices of raw materials, including chemicals, natural gas, and power;

•                  the Company’s ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•                  declines in the use of potash products by oil and gas companies in their drilling operations;

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•                  the Company’s inability to fund necessary capital investments; and

•                  the other risks, uncertainties, and assumptions described in the Company’s periodic filings with the Securities and Exchange Commission, including in “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, new risks emerge from time to time.  It is not possible for the Company’s management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release.  New information or events after that date may cause our forward-looking statements in this document to change.  We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:

Brian Frantz, Senior Vice President and Chief Accounting Officer

Phone:  303-996-3023

Email: brian.frantz@intrepidpotash.com